EXHIBIT 99.1

NEWS RELEASE	Contact:
FOR IMMEDIATE RELEASE	New Concept Energy Inc.
Gene Bertcher
(800)400-6407
info@newconceptenergy.com

New Concept Energy, Inc. Reports Fourth Quarter and Full Year 2014 Results

Dallas (March 27, 2015) — New Concept Energy, Inc. (NYSE MKT: GBR),  (the "Company" or "NCE") a Dallas-based oil and gas company, today reported Results of Operations for the fourth quarter ended December 31, 2014.  During the three months ended December 31, 2014 the Company reported a net loss of $436,000 or ($0.23) per share, compared to net income of $124,000 or $0.06 per share for the same period ended December 31, 2013.

During the year ended December 31, 2014 the Company reported a net loss of $779,000 or ($0.40) per share, compared to net income of $426,000 or $0.22 per share for the same period ended December 31, 2013.

Revenues: Total revenues were $4.4 million in 2014 and $4.2 million in 2013.   Net revenue for our oil and gas operation increased by $200,000 for the first nine months of the year but decreased by $200,000 in the final quarter of the year. The fluctuation was principally due to the price the Company received for its oil in 2014 as compared to 2013. The revenue for the retirement community increased by approximately $200,000 in 2014 compared to 2013 principally due to rate increases.

Operating Expenses: Operating expenses were $53 million in 2014 and $5.1 million in 2013.

Oil & gas operating expenses decreased by a net of $214,000 in 2014. Pursuant to the requirements of the "full cost ceiling test" in 2013 the Company recorded a non-cash charge to operations of $200,000 to write down its investment of $250,000 in two small wells in Arkansas.

Real estate operating expenses were $2.6 million in 2014 as compared to $2.5 million in 2013. The principal cause of the increase was non-payroll related expenses at the Company's retirement facility.

Corporate Expenses were $823,000 in 2014 and $500,000 in 2013. The increase is primarily due to consulting fees paid to assist the Company in its oil and gas operations and to identify new oil and gas opportunities.

Interest Income & Expense: Interest Expense was $91,000 in 2014 as compared to $114,000 in 2013. The decrease was due to a reduction in the long term debt owed to the previous owners of the Company's oil and gas operation in West Virginia / Ohio.

Other Income & (Expense): Other income & (expense) was $197,000 for 2014 as compared to ($189,000) in 2013. The balances in 2014 and 2013 are comprised of numerous events.

Bad Debt Expense (Recovery): In 2011 the company recorded a bad debt expense with respect to a note receivable of $10 million. In 2013 and 2012 the company recovered $1.6 million and $2.1 million, respectively, and recorded income.

About New Concept Energy, Inc.

New Concept Energy, Inc. is a Dallas-based oil and gas company which owns oil and gas wells and mineral leases in Ohio and in West Virginia. In addition, the Company leases and operates a retirement center in King City, Oregon. For more information, visit the Company's website at info@newconceptenergy.com.

Contact:
New Concept Energy, Inc.
Gene Bertcher, (800) 400-6407
info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
(amounts in thousands, except per share data)

	Year Ended December 31,
	2014	2013	2012
Revenue
Oil and gas operations, net of royalties	$1,489	$1,477	$1,182
Real estate operations	2,874	2,745	2,762
	4,363	4,222	3,944

Operating expenses
Oil and gas operations	1,853	1,867	1,820
Real estate operations	1,616	1,555	1,465
Lease expense	961	942	924
Corporate general and administrative	823	500	577
Accretion of asset retirement obligation	-	-	68
Impairment of natural gas and oil properties	-	200	912
	5,253	5,064	5,766
Operating earnings (loss)	(890)	(842)	(1,822)

Other income (expense)
Interest income	5	9	-
Interest expense	(91)	(114)	(208)
Bad debt expense (recovery) - note receivable	-	1,562	2,076
Other income (expense), net	197	(189)	122
	111	1,268	1,990

Earnings (loss) from continuing operations	(779)	426	168

Net income (loss) applicable to common shares	$(779)	$426	$168

Net income (loss) per common share-basic and diluted	$(0.40)	$0.22	$0.09

Weighted average common and equivalent shares outstanding - basic	1,947	1,947	1,947

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
	December 31
	2014	2013
Assets

Current assets
Cash and cash equivalents	$300	$1,621
Accounts receivable from oil and gas sales	216	195
Other current assets	182	203
Total current assets	698	2,019

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	8,809	9,190

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	1,476	1,442
Other	162	183
Total property and equipment	1,638	1,625

Other assets (including $126,000 and $122,000 in 2014 and 2013 due from related parties)	1,129	474

Total assets	$12,274	$13,308

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(amounts in thousands, except share amounts)

	December 31
	2014	2013
Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade (including $494 in 2014 due to related parties)	$673	$121
Accrued expenses	229	965
Current portion of long term debt	881	185
Total current liabilities	1,783	1,271

Long-term debt
Notes payable less current portion	1,428	2,195
Asset retirement obligation	2,770	2,770
Total liabilities	5,981	6,236

Stockholders' equity
Series B convertible preferred stock, $10 par value, liquidation value
of $100 authorized 100 shares, issued and outstanding one share	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at December 31, 2014 and 2013	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(52,566)	(51,787)

	6,293	7,072

Total liabilities & stockholders' equity	$12,274	$13,308